Exhibit 4.13

AGREEMENT OF PLEDGE OVER SHARES

IN JIANGSU ZHONGNENG PHOTOVOLTAIC INDUSTRY DEVELOPMENT CO., LTD.

(NOW “JIANGSU ZHONGNENG POLYSILICON TECHNOLOGY DEVELOPMENT CO.,

LTD”)

Dated: September, 10, 2007

ASIA SILICON TECHNOLOGY HOLDINGS LIMITED

(as the “Pledgor”)

and

DB TRUSTEES (HONG KONG) LIMITED

(as the “Guarantee agency”)

ALLEN & OVERY

Allen & Overy

THIS AGREEMENT is dated on September 10, 2007 and is concluded by and between:

(1)	ASIA SILICON TECHNOLOGY HOLDINGS LIMITED, a corporation incorporated and established under the laws of Hong Kong, with corporation number 1087124, as the pledgor (hereinafter referred to as the Pledgor); and

(2)	DB TRUSTEES (HONG KONG) LIMITED, as the guarantor (hereinafter referred to as the Guarantee agency) of rights and interests of the Secured parties.

(Separately, referred to as a Party while collectively, the Parties)

WHEREAS,

For the purpose of the Trust Deed (as defined below), the Pledgor is entering into this Agreement.

Terms and conditions of the Agreement are hereby set forth as follows:

1. DEFINITIONS AND INTERPRETATIONS

1.1 Definitions

“Guarantee period” refers to the period as of the date of formulation of the Agreement up to the date of unconditionally and irrevocably full discharge of any and all Guaranteed debts.

“Guarantee agreement” refers to the guarantee agreement dated September 10, 2007 as concluded by and between the Issuer as the guarantor and the Guarantee agency.

“Guaranteed debts” refers to any and all obligations and debts payable and/or to be payable to any Secured party under any Finance document to which the Debtor as a party, actually and/or potentially, and/or jointly and/or of any other forms, except for any obligation which may bring to a contravention of the Agreement to provisions of Section 47A of Company Ordinance, Chapter 32 of the Laws of Hong Kong.

“Issuer” refers to Asia Silicon Technology Holdings Inc., a corporation duly organized in Cayman Islands, with corporation number as 187165.

“Industrial and Commercial Bureau” refers to State Administration for Industry and Commerce of PRC and any of its branches in any place.

“Company” refers to Jiangsu Zhongneng Photovoltaic Industry Development Co., Ltd. (now “Jiangsu Zhongneng Polysilicon Technology Development Co., Ltd.) (Chinese name as “ ”), a Chinese-foreign equity joint venture duly organized and exists under the laws of PRC, with legal address as the Northern side of 310 State Highway, Economic Development Zone, Xuzhou City, Jiangsu Province, original Registered capital as RMB 320,000,000 Yuan and paid-up capital as RMB 320,000,000 Yuan, and existing Registered capital as RMB 620,000,000 Yuan after pooling more as approved by Department of Foreign Trade & Economic Cooperation, Jiangsu Provincial Government.

“State Administration of Foreign Exchange” refers to the State Administration of Foreign Exchange of PRC and any of its branches in any place.

“Equity” refers to the amount RMB 204,800,000 Yuan possessed by the Pledgor as the registered capital contribution of the Company (accounting for sixty four percent (64%) of the paid-up registered capital RMB 320,000,000 Yuan) as well as related rights and interests (including any and all dividends and/or any other rights and interests).

“Department of Foreign Trade & Economic Cooperation” refers to the Department of Foreign Trade & Economic Cooperation, Jiangsu Provincial Government.

“Terms and conditions” refer to the terms and conditions regarding debentures as set forth in Annex 1 of the Trust Deed.

“Trust Deed” refers to the trust deed dated on September 10, 2007 as executed by and between the Issuer, DB Trustees (Hong Kong) Limited as the trustor and the Guarantee agency.

“Debentures” refers to those issued by the Issuer, namely,

(a)	A shares of USD 20,000,000 guaranteed debentures with floating interest rate, and mature in 2009; and

(b)	B shares of USD 40,000,000 convertible debentures with floating interest rate, and mature in 2009.

“Debtor” refers to the Pledgor and the Issuer.

“Articles of Association” refers to the latest and valid articles of association of the Company, including any amendments as may be made by the Company from time to time.

“China or PRC” refers to the People’s Republic of China (for the purpose of the Agreement, excluding Hong Kong SAR, Macao SAR and Taiwan province).

1.2	Successor and Assignee

If otherwise permitted by context, Pledgor, Issuer, Company, Debtor, Guarantee agency and Secured party shall include their respective agent, successor, approved assignee and any other personnel obtaining rights and interests from them.

1.3	Miscellaneous

(a)	Unless otherwise defined herein, any words or expressions in upper case defined or construed in the Trust Deed shall have the same definition or construction when used herein.

(b)	Unless otherwise defined herein or in the Trust Deed, any words or expressions in upper case defined or construed in the Terms and conditions shall have the same definition or construction when used herein.

(c)	Provisions set forth in the article 1.2 of the Trust Deed shall be applicable to the Agreement to extent that such provisions were stipulated in the Agreement. Notwithstanding the previous stipulations, when the “Trust Deed” is referred to, it shall be construed as the “Agreement” and when “England” is referred to, it shall be construed as “PRC”.

(d)	Provisions set forth in the article 1.2(g) of the Guarantee agreement shall be applicable to the Agreement to extent that such provisions were stipulated in the Agreement. Notwithstanding the previous stipulations, when the “Guarantee agreement” is referred to, it shall be construed as the “Agreement”.

(e)	Event of default exists refers to the circumstance where the event of default has caused and no remedy has been made against such event of default or such event of default has not yet been exempted in writing as per provisions stipulated in the Finance documents.

2. PLEDGE

2.1 Establishment of pledge

(a)	in order to guarantee the punctual payment, performance and discharge of any and all Guaranteed debts, in full amount, the Pledgor hereby establishes the first priority pledge right (hereinafter referred to as the “Pledge”), in favor of the Guarantee agency (for the rights and interests of the Secured parties).

(b)	The Guarantee agency, acting as the agent of the Secured parties and for the rights and interests of the Secured parties, shall hold any and all rights and interests of the Pledge and the Secured parties under the Agreement.

2.2 Recession of Pledge

(a)	The Guarantee agency shall after expiry of the Guarantee period take all measures as necessary for recession of the Equity pledge upon request of the Pledgor at expenses of the Pledgor in line with satisfaction degree of compensation and/or guarantee as achieved by the Guarantee agency.

(b)	The Pledgor shall not rescind the Pledge if any Guaranteed rights and interests should be released or decreased, or payment to the Guarantee agency from any Pledgor and/or any other Debtors or and personnel on behalf of them should be exempted or reduced, due to any bankruptcy, insolvency, liquidation or generally applicable and similar laws, and any and all exemptions made out of any of circumstance as aforesaid shall be null and void.

3. PERFECTION OF GUARANTEE AND FURTHER ASSURANCE

3.1 Agreement of the Company and other equity owner

Subsequent to execution of the Agreement, The Pledgor shall at its own expenses submit an agreement document to the Guarantee agency, the form and content of which meet the requirement of the Guarantee agency, and with consent of the Company and other equity owners of the Company, the Pledgor shall enter into the Agreement and any other supplementary pledge agreement and give its consent so that the Guarantee agency may exercise any and all rights and interests under the Agreement (including any and all rights and interests under article 7 “Realization of Pledge right”).

3.2 Approval of Department of Foreign Trade & Economic Cooperation

The Pledgor shall within the period as specified in the Terms and conditions after execution of the Agreement and at expenses of the Pledgor apply with the Department of Foreign Trade & Economic Cooperation for approval of the Pledge under the Agreement and shall submit a copy of related approval certificate verified as true and accurate in contents to the satisfaction (both in form and in contents) of the Guarantee agency to the Guarantee agency.

3.3 Filing with the Industrial and Commercial Bureau

The Pledgor shall at its own expenses, subsequent to approval of the Department of Foreign Trade & Economic Cooperation, file the Agreement with the Industrial and Commercial Bureau within the period as stipulated in the Terms and conditions without delay and shall submit a copy of related filing certificate verified as true and accurate in contents to the satisfaction (both in form and in contents) of the Guarantee agency to the Guarantee agency.

3.4 Shareholders roll

The Pledgor shall at its own expenses, subsequent to approval of the Department of Foreign Trade & Economic Cooperation, record the Pledge under the Agreement in the Shareholders roll without delay and upon completion of such recording submit a copy of such Shareholders roll to the satisfaction (both in form and in contents) of the Guarantee agency to the Guarantee agency.

3.5 Other perfection measures

The Pledgor shall at its own expenses immediately submit the Guarantee agency with or ensure that the Guarantee agency may obtain (for safeguarding rights and interests of the Secured parties) any and all necessary consent, approval and any other similar documents as held by the Pledgor and with regard to the Pledge as established under the Agreement and issued to the Pledgor by any competent state authority, provincial and/or local governments. For the purposes of prevention of having discrepancies, approvals of the Department of Foreign Trade & Economic Cooperation and records of the Industrial and Commercial Bureau shall be obtained in the light of the provisions of the Terms and conditions only.

3.6 Further security measures

The Pledgor shall as per requirements of the Guarantee agency, within the scope of provisions of the Trust Deed and at expenses of the Pledgor take any measure (including registration or filing any agreement, notification, promise or any other document as may be designated by the Guarantee agency with any central government authority, any provincial and/or local government) from time to time, or as per instructions and format as specified by the Guarantee agency and within the applicable extent under PRC laws for the purposes of rights and interests of the Guarantee execute relevant documents so as to establish, perfect and maintain the guarantee as established under the Agreement and further exercise the guarantee as per the Agreement or facilitate to realization of the guarantee conferred by the Agreement, or further contribute to exercise any and all rights and interests, power, authority and discretionary power as conferred by the Agreement by the Guarantee agency (for the purpose of rights and interests of the Secured parties).

4. REPRESENTATIONS AND UNDERTAKINGS

4.1 Pledgor hereby states and undertakes as follows:

(a)	Pledgor is the sole legal owner of Equity and the holder of actual rights and interests; no secured interest on any Equity has been established by the Pledgor or being permitted to be established by the Pledgor, and no Equity has been sequestrated, mortgaged or is under any legal proceedings; the Pledgor has and will continue to have any and all legal proprietorship of any and all Equity held by the Pledgor and such proprietorship is not restricted or affected by any secured interest (other than those secured interests duly established as per the Security documents) or rights and interests of any third party (other than those rights and interests from any universally applicable laws to the Company);

(b)	Equity represents the portion of the registered capital contribution of the Company, namely RMB 204,800,000, which accounts for sixty four (64%) of the paid-up registered capital contribution of the Company, namely, RMB 320,000,000, and corresponding rights and interests; such portion of registered capital contribution has already been fully paid off.

(c)	Before issuance of debentures and providing loans to the Pledgor with the sum from such issuance of debentures by the Issuer in order to realize the purpose that the Pledgor may pay the remaining amount of equity transferring price for transfer of Equity, the equity transferring price for transfer of Equity payable by the Pledgor has not bee fully paid off; and

(d)	Pledgor has not concluded any agreement (other than the Security documents) for the purposes of selling, conferring, assignment or otherwise handling of any Equity, in whole or in part, or any right, interest or benefit.

4.2 Any and all statements and undertakings so made by the Pledgor under the Agreement shall be deemed to exist all the time and in any time during the Guarantee period and are made in the light of the de facto practices then.

5. WARRANTIES

Till the end of the Guarantee period, the Pledgor warrants that:

5.1 the Pledgor will take any and all necessary measures in order to ensure the full validity of the Articles of Association and to safeguard any and all rights of the Pledgor itself and the Guarantee agency (for the purposes of rights and interests of the Secured parties) under the Articles of Association;

5.2 should any issue which may materially affect the Equity or values of such Equity or which may interfere, impair or otherwise cause proper performance of any obligation of the Pledgor under the Agreement and/or under the Articles of Association occur, the Pledgor shall so notify the Guarantee agency without delay;

5.3 upon receipt of any notification pertaining to the Equity by the Pledgor, the Pledgor shall provide a copy of such notification to the Guarantee agency without delay;

5.4 the Pledgor shall fully observe any and all PRC laws and regulations in connection with the Equity and handle and complete all formalities as may be necessary for establishment of the Pledge, including without limitation to acquisition of any and all approvals, registrations, recordings and consents as set forth from article 3.2 (inclusive) to article 3.4 (inclusive);

5.5 the Pledgor shall not establish, maintain or update any guarantee of the Equity of any nature or permit the same to be established, maintained or updated except for the guarantee as established under the Agreement;

5.6 without prior written consent of the Guarantee agency, the Pledgor shall not sell, confer, assign or otherwise dispose the Equity;

5.7 the Pledgor shall subsequent to completion of perfection formalities for the guarantee under the Agreement establish premier priority pledge right for the Equity;

5.8 except for any legal preferential debt universally applicable for the Company, the Pledgor shall ensure that the obligations of the Pledgor under the Agreement shall be at least in the equivalent compensational rank with other obligations non-guaranteed of the Pledgor at present and in the future;

5.9 unless otherwise specified by the Trust Deed, the Pledgor shall ensure that there is not any restriction with regard to the Company’s paying dividends to shareholders of the Company except for such restrictions as provided by applicable laws;

5.10 the Pledgor shall not out of any act or omission derogate values of the Equity or impair any rights and interests of the Guarantee agency in such Equity (for the purposes of the Secured parties);

5.11 in case of any material adverse effect caused in any form (as defined in article 5 of the Terms and conditions), the Pledgor shall not without prior written consent of the Guarantee agency

(a)	modify the Articles of Association of any other duly established documents; or

(b)	enact any agreement with any shareholder or any investor;

5.12 without prior consent of the Guarantee agency, the Pledgor shall not increase the registered capital of the Company, and if the Company increases its registered capital with prior consent of the Guarantee agency, the Pledgor shall (a) upon request of the Guarantee agency immediately pay off the newly added equity from the portion of the registered capital so added; (b) for the purpose of the newly added equity from the portion of the registered capital so added immediately pursuant to a pledge agreement equivalent to the Agreement in the form and in nature Pledge the same to the Guarantee agency (for the purposes of rights and interests of the Secured parties) so as to secure the discharge of the Guaranteed debts; and (c) handle and complete any and all formalities for the effectiveness of the Pledge of such new shares, including but not limited to acquiring any and all approvals, registrations, recordings and consents as set forth in article 3.2 to article 3.4;

5.13 the Pledgor shall not make any act or omission or permit any act or omission be made by others where such act or omission may lead to contravention of provisions of the Agreement or the Articles of Association by the Pledgor or may or is probably to impair rights and interests of each Secured party under the Finance documents;

5.14 in order to ensure that the Pledgor may perform its obligations under the Agreement or for the purpose of validity and enforceability of any Finance document, for any authorization in contravention of requirements of any law or regulation, the Pledgor shall immediate

(a)	acquire and maintain such authorization and be abided by its provisions; and

(b)	provide a copy of such authorization verified as true and accurate to the Guarantee agency;

5.15 if the Pledge under the Agreement can be realized pursuant to article 7.1, the Pledgor shall give the Guarantee agency with any and all assistances as may be necessary for realization of the Pledge as stipulated in article 7.2 or ensure such assistances be given to the Guarantee agency by the Company as it may be; and

5.16 the Pledgor shall ensure that the Company may as per provisions of applicable laws and regulations approve, replay, negotiate and pay up any and all registered capital.

6. COMPLEMENTARY GUARANTEE

The Agreement shall serve as a supplementary of other Finance documents and does not exclude other Finance documents.

7. REALIZATION OF PLEDGE

7.1 Realization: in case of any Event of default, the Pledge can be realized when the Guarantee agency (subject to the Guarantee agency’s acquisition of compensation and/or guarantee to the satisfaction of the Guarantee agency) notify the Pledgor as per instructions of any applicable Bondholders numbers of the Trust Deed that the Pledge can be realized. When the Pledge is realized, the Guarantee may as per a method recognized by the Guarantee agency or (subject to the Guarantee agency’s acquisition of compensation and/or guarantee to the satisfaction of the Guarantee agency) as per instructions of any applicable Bondholders numbers of the Trust Deed at the Guarantee agency’s own discretion determine to realize the Pledge, whether in whole or in part.

7.2 After realization: after realization of the guarantee under the Agreement pursuant to article 7.1, unless the Guarantee agency otherwise instructs in writing, the Pledgor shall cease from exercising any rights in connection with the Equity and the Guarantee agency (for the purpose of rights and interests of the Secured parties) shall be entitled to take any actions permitted by PRC laws or any action permitted by any adjudication in connection with realization of Equity and guarantee, including without limitation to

(a)	legally take possession of the Equity or any part of the Equity;

(b)	legally take actions regarding discount, selling off or auction of the Equity or any party of the Equity;

(c)	enter into, perform or modify the Articles of Association, and

(d)	take any and all actions that the Guarantee agency deems to be necessary or crucial for realization of the whole or party Equity, or take any and all actions which may contribute to the Guarantee agency’s (for the purpose of rights and interests of the Secured parties) discharge of each right as conferred by the agreement.

8. RIGHT AND POWER OF GUARANTEE AGENCY

8.1 Right and power: any and all rights and powers in connection with the Equity and any part of the Equity conferred by the Agreement to the Guarantee agency (for the purpose of rights and interests of the Secured parties) shall be a supplementary rather than displacement of rights and powers granted by laws. In case of any discrepancy and conflict between the rights and interests granted by any applicable laws and the rights and powers granted by the Agreement, provisions of the Agreement with scope of the applicable laws shall prevail.

8.2 Non-responsibility provisions: the Guarantee agency shall not be held responsible to the Pledgor for any damage to the Equity or any loss to the Pledgor or any other personnel due to disposal of the Equity by the Guarantee agency.

9. USE OF PROCEEDS

9.1 Proceeds: any and all profits (jointly the “profits”) acquired from implementation or realization of the guarantee as established under the Agreement shall be used for paying the Guaranteed debts as per the sequence provided in article 11 of the Trust Deed, except for the whole or part of profits as otherwise requested by PRC laws (such sequence as stipulated by PRC laws shall be implemented).

Provisions of this article are subject to the repayment as compulsively claimed in the light of applicable laws. This article shall not impair the rights to claim for any insufficiency by the Guarantee agency against the Pledgor.

9.2 Exchange of currency: basing on precondition of acquisition of approval of the State Administration of Foreign Exchange, the Guarantee agency may in line with its decision out of its absolute discretionary right purchase other currency with the market rate by employing the Rights and interests so as to realize its profits distribution as provided in article 9.1.

10. POWER OF ATTORNEY

Authorization: the Pledgor hereby irrevocably appoint the Guarantee agency (without applying any obligation upon the Guarantee agency) as the Pledgor’s agent and the Guarantee agency may within the scope of provisions of applicable laws in the name of the Pledgor or on behalf of the Pledgor or in any other manner as may be consider appropriate by the Guarantee agency

(a)	handle any and all procedures that the Pledgor as the ownership holder of the Equity should handle as well as any and all formalities under the Agreement should have been properly handled by the Pledgor; and

(b)	exercise any and all rights conferred to the Pledgor by the Agreement.

The Pledgor hereby irrevocably give consent to the Guarantee agency that the Guarantee agency has full right, power and authority to reassign the rights conferred by article 10, provided that such reassignment shall not exclude the Guarantee agency’s right to exercise such authorization by the Guarantee agency itself, and shall also not exclude the Guarantee agency’s right to reassign such authorization to any other personnel. Any and all reassignment so made shall be subject to be revoked at any time by the Guarantee agency.

11. PROTECTION FOR ANY THIRD PARTY

Any and all personnel negotiating with the Guarantee agency shall neither have obligation in verifying and/or inquiring whether the Guarantee agency has been granted with relevant rights or whether the Guarantee agency may exercise such rights, nor have obligation in verifying and/or inquiring whether the reassignment of the Guarantee agency has become invalid or has been revoked owing to any reason, and nor have obligation in inquiring the justifiability and/or normative nature of any authorization of the Guarantee agency pertaining to such negotiation. Any and all buying and selling or any other transaction and entrustment regarding the whole or any part of the Equity shall be deemed to be within the scope of the authority of the implementor.

12. VALIDITY OF GUARANTEE

12.1 Validity: the guarantee as established by the Agreement shall

(a)	be a consecutive guarantee against repayment of the whole Guaranteed debts and shall not be satisfied or revoked due to any temporary repayment or repayment of whole or party of the Guaranteed debts or any other issues regarding interim performance of obligations; and

(b)	be a supplementary to and be independent of any other guarantees regarding the whole or part of the Guaranteed debts as may be held at any time by the Guaranteed agency and any other Secured parties and shall not out of any form in any respect impair and/or affect such other guarantees or be impaired or affected by such other guarantees, nor shall it be affected by revocation, reassignment or exemption of such other guarantees.

The validity of the Agreement and the guarantee under the Agreement shall apply to the validity of any and all payment and other debts forming part of the Guaranteed debts from time to time,

12.2 Independent obligation: any and all expansions or revocations of the guarantee under the Agreement or exemptions or revocations of any Guaranteed debt shall not exempt or revoke any guarantees or any other obligations for the Guarantee agency or other Secured parties other than under the Agreement of the Pledgor.

12.3 No-impairment: the guarantee under the Agreement or the right to relief exercisable by the Guarantee agency or by other Secured parties shall not be impaired by

(a)	winding up or dissolution of any debtor or any other personnel, or by any change of position, function, right to control or ownership right;

(b)	unenforceability or invalidity of any other agreement or document;

(c)	any amendment in any Finance document, or any modification, waiver or revocation of obligations of any Debtor under such Finance documents;

(d)	any extension in time or any other respects granted by any Secured party to any Debtor or any other personnel;

(e)	inability in acquiring or acquiring in whole any guarantee specified in any Finance document or inability in acquiring or acquiring in whole any other guarantee (under any Finance document) as consented by any Debtor;

(f)	as for any guarantee as provided by any Debtor for the purpose of any obligation under any Finance document, inability to realize or fully realize its original values or inability to revoke or replace the same; or

(g)	any other actions, things or issues of any nature which may without such provisions as set forth in the article 12.3 impair or eliminate any right of the Guarantee agency or any other Secured parties under the Agreement or any other Finance documents.

12.4 Exercising of right: unless otherwise specified in the Agreement, the Guarantee agency or other Secured parties may as per provisions of any Finance document at its own discretion exercise any and all rights exercisable without any necessity to give any cause. Any and all rights, powers or relieves (collectively the “Secured right(s)”) as provided by the Agreement or by any laws not exercised or deferred in exercising shall not be deemed as a waiver of such rights, nor shall any exercising of any Secured right solely or partially shall be deemed as exclusion of further implementation or implementation in other forms of one Secured right or of any other Secured rights. Any and all rights and relieves as provided by the Agreement shall act as a supplementary and shall not exclude any right or relief as provided any laws.

13. INDEPENDENCE OF TERMS AND CONDITIONS AND PARTIAL INVALIDITY

In case at any time any term and condition of the Agreement under any law of any jurisdictional region is or becomes illegitimate, invalid or unenforceable, such illegitimacy, invalidity or unenforceability shall not affect the legitimacy, validity or enforceability of other terms and conditions, the validity of other Secured rights and interests as legally established, and the legitimacy, validity or enforceability of such terms and conditions or the validity of such Secured rights and interests under any law of any other jurisdictional regions.

14. MODIFICATION AND WAIVER

14.1	Procedure

The Pledgor hereby gives consent to (subject to consent of the Issuer when requested by the Guarantee agency) any modification or waiver provided by article 16 or article 18 (whichever is applicable) of the Trust Deed, including any modification or waiver which require for consent of the Pledgor in order to keep the validity of the Agreement should provisions of this article not be made.

14.2	Waiver and cumulative relief

Rights of the Guarantee agency under the Agreement

(a)	shall be frequently exercised;

(b)	shall be of cumulative rights and shall not exclude any other rights exercisable under general laws; and

(c)	may be waived in the manner in writing and only in specific items.

Any deferred exercising or non-exercising of any right shall not be deemed as a waiver of such right.

15. ASSIGNMENT

15.1 Successor, assignee and assignor: the Agreement shall be binding upon the Pledgor, the Guarantee agency, each Secured party and their respective successor (subject to provisions the article 15.2), assignee and assigner.

15.2 Assignment of the Pledgor: the Pledgor shall not assign its rights and all/or obligations under the Agreement, in part or in whole.

15.3 Assignment of the Guarantee agency: the Guarantee agency shall be entitled to assign or otherwise dispose in any other manner any of its rights in part or in whole under the Agreement as per provisions of the Trust Deed and/or the Terms and conditions.

16. NOTICE

(a) Any and all notifications and other correspondences served as per provisions of the Agreement shall be in writing. Any and all notifications or correspondences shall in the manner of a registered mail or express or facsimile be delivered to the addresses provided below:

(i) as for the Pledgor, to

ASIA SILICON TECHNOLOGY HOLDINGS LIMITED

36/F, Two, Exchange Square, Central, Hong Kong

Fax: +852 2526 7638

Addressee: Li Jian/Feng Jiaqiang

(ii) as for the Guarantee agency, to

DB Trustees (Hong Kong) Limited

55/F, Cheung Kong Center, 2 Queens Road, Central, Hong Kong

Fax: +852 2203 7320

Addressee: Managing Director

(b) Validity of such correspondences: in case of a registered mail, it shall take effect at the seventh working day after delivery (receiving the mail in Hong Kong); in case of express delivery, it shall take effect upon delivery; in case of facsimile, it shall take effect upon receipt of a true and accurate transmission report. In case such correspondences should take effect after business hours of a day, then the correspondence shall be deemed to be acknowledged on the following working day of the local area of the addressee.

(c) For the purpose of provisions of article 17, a working day shall refer to the day when the local commercial banks and foreign exchange market have normal businesses.

17. COUNTERPART

The Agreement may have several duplicates and signatures made in such duplicates shall be deemed to be made in the Agreement and shall be equally authentic with the Agreement.

18. INDEMNIFICATION

The Pledgor shall

(a)	upon request of the Guarantee agency immediately make payments to any takeover-personnel, agent, manager, agency or other personnel as may be designated under the Agreement by any Secured party and/or the Guarantee agency for any and all costs and expenses (including legal charge), including any and all costs and expenses by any of such personnel incurred from violation or from being regarded as violation of any provision of any law or regulation; and

(b)	make such indemnification relating to such costs and expenses and shall not delay such payment.

19. APPLICABLE LAW AND FORUM

19.1 The Agreement shall be governed and interpreted by PRC laws.

19.2 Each party hereto irrevocably accept that any and all discrepancies caused by the Agreement or in connection with the Agreement shall be submitted to the people’s court of the local area of the Company.

19.3 The Pledgor hereby irrevocably and unconditionally accepts

(a)	if any Secured party lodge any legal proceedings relating to the Finance documents against the Pledgor or property of the Pledgor, the Pledgor shall not for the purpose of such legal proceedings (including but not limited to lawsuits, preserving before institution of an action, requesting for adjudication, execution or other compulsive measures) claim or in the Pledgor’s name claim for any exemption or any exemption in connection with the Pledgor’s property;

(b)	to waive any right of exemption regarding its property possessed or to be possessed in the future; and

(c)	for the purpose of such legal proceedings, to generally agree to any dissolution or lodging of any measure with regard to such legal proceedings, including but not limited to submit, execute or compulsively perform any property (regardless of the purposes or aims of such property) under any order or finding as may be made by such legal proceedings.

It is hereby proved that the Agreement is formulated by legal representatives of each party hereto as of the date set forth in the first page.

ANNEX 1 GUARANTEED DEBTS

About Trust Deed

Trustor:	DB Trustees (Hong Kong) Limited

Issuer:	Asia Silicon Technology Holdings Inc., a corporation duly
organized in Cayman Islands, with corporation number as
187165

Debenture:	1. A shares of USD 20,000,000 guaranteed debentures with
floating interest rate, and mature in 2009; and

2. B shares of USD 40,000,000 convertible debentures with
floating interest rate, and mature in 2009

Application of payment from debentures issued:

The Issuer shall use such payment for the following
purposes:

1. Providing loans for the Pledgor so that the Pledgor may
(a) pay the remaining amount with the same price as the
Equity; and (b) increase the registered capital contribution to the Company;

2. Refunding Happy Genius Holdings Limited;

3. Remitting to the Interest reserve account; and

4. General uses of current capital for the Issuer and
subsidiaries of the Issuer.

Annual rate of debentures: for the first 12 months, as LIBOR + 3%; and after that, as LIBOR + 5%;

Signature Page

Pledgor: ASIA SILICON TECHNOLOGY HOLDINGS LIMITED

Authorized signatory:

Name: Li Jian

Title: Director

Address: Suite 3401, Two Exchanging Square, Central, Hong kong

Fax: 852-2526-7638

Contact: David Fung & Richard Li

Guarantee agency: DB TRUSTEES (HONG KONG) LIMITED

Authorized signatory:

Name:

Title:

Address:

Fax:

Contract: